PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Summary of General Partner Equity Issuance

INVESTMENT BANKING DIVISION

GPs Historically Have Issued Limited Equity Aside From Simplification Transactions Last 10 Years



Simplification Completed
Simplification Announced
Traditional MLP/IDR Structure
GP HoldCos Issue Almost No Equity Aside From Simplifications
316 %
15 %
155 %
45 %
100 %
400 %
7 %
286 %
7 %
100 %
509 %
130 %
247 %
32 %
100 %
192 %
31 %
33 %
29 %
100 %
199 %
15 %
82 %
2 %
100 %
197 %
89 %
9 %
100 %
157 %
56 %
1 %
100 %
178 %
61 %
18 %
100 %
121 %
21 %
100 %
110 %
10 %
100 %
100 %
100 %
102 %
2 %
100 %
KMI
CEQP
TRGP
SEMG
OKE
AROC
NSH
TEGP
ETE
ENLC
EQGP
WGP
1
2
3
4
5
6
Initial Share Count¹
Net Shares Issued Pre-Simplification
Shares Issued for Simplification
Shares Issued Post Simplification

1. Prior to its simplification, KMI issued equity in 2012 to fund its acquisition of El Paso
2. Prior to its simplification, TRGP issued equity in 2014 to fund its acquisition of Atlas Energy
3. Prior to its simplification, SEMG issued equity in 2016 to repay debt and for general corporate purposes
4. Prior to its simplification, TEGP issued equity in 2018 to acquire privately-held Tallgrass Development Company – but announced a strategic review of its structure concurrent with the issuance
5. ETE issued equity in 2012 as part of its merger with Southern Union and in 2017 to fund the purchase of newly-issued Energy Transfer Partners common units
6. ENLC issued equity in 2016 to fund its acquisition of Tall Oak Midstream (acquired jointly with ENLK)

Source: Company filings, press releases, and Bloomberg market data as of 23-Apr-2018

[1] Reflects share count as of Q1 2008 or at as of the first quarterly or annual filing post-IPO.